Exhibit-3.19
CORPORATE REGISTRY
As of July 20, 2006
7th floor, Sumitomo-Fudosan Aobadai Hills
7-7, Aobadai 4-chome, Meguro-ku, Tokyo
Avago Technologies Japan, Ltd. (the “Company”)
Corporate Number: 0132-01-011934

Company Name	Avago Technologies Japan, Ltd.

Address of Head Office	7th floor, Sumitomo-Fudosan Aobadai Hills, 7-7, Aobadai 4-chome, Meguro-ku, Tokyo

Method of Public Notice	Public notices of the Company shall be made in the Official Gazette (Kampo).

Date of Incorporation	October 4, 2005

Business Purpose	1. Sales, research & development services of semiconductor and related products; and

2. All business incidental or related to each of the foregoing.

Maximum Total Number of Shares Authorized to be issued	800 shares/common

Issued and Outstanding Number of Shares and Class	200 shares/common

	800 shares/common	Changed: May 1, 2006
Registered: May 22, 2006

Provision regarding Issuance of Share Certificates	The Company shall issue share certificates for shares.

Total Amount of Paid-in Capital	10,000,000 yen

	285,508,886 yen	Changed: May 1, 2006
Registered: May 22, 2006

Matter relating to Directors and Statutory Auditors	Director Masaaki Koike	Appointed: December 1, 2005

	Director Jeff Henderson	Appointed: December 1, 2005
	(Outside Director)	Resigned: July 7, 2006
Registered: July 11, 2006

	Director Bian-ee Tan	Appointed: December 1, 2005
	(Outside Director)	Resigned: July 7, 2006
Registered: July 11, 2006

	Director Mercedes Johnson	Appointed: January 31, 2006

*	The underlined are the items which have already been deleted.

	(Outside Director)	Conducted affairs of the
Company: July 7, 2006
Registered: July 11, 2006

	Director Rex Jackson	Appointed: January 31, 2006
	(Outside Director)	Conducted affairs of the
Company: July 7, 2006
Registered: July 11, 2006

	Representative Director Masaaki Koike 28-6, Kami-yoga 4-chome, Setagaya-ku, Tokyo	Appointed: December 1, 2005

	Statutory Auditor Joe Chin	Appointed: December 1, 2005
Reappointed: May 1, 2006
Registered: May 22, 2006

Provision regarding Exemption from Liability of Directors, etc. to the Company	Pursuant to Paragraph 1 of Article 426 of the Company Law, the Company may, by a resolution of the Board of Directors, limit liability of Directors (including those who used to be Directors) arising from any actions prescribed for in Paragraph 1 of Article 423 of the Company Law to the extent permitted by law. Pursuant to Paragraph 1 of Article 426 of the Corporate Law, the Company may exempt a Statutory Auditor (including those who used to be Statutory Auditors) from liability in damages mentioned in Article 423, paragraph 1 of the Corporate Law, by a resolution of the Board of Directors, to the extent permitted by law.

Provision regarding Limitation of Liability of Outside Directors, etc. to the Company	Pursuant to Paragraph 1 of Article 427 of the Company Law, the Company may execute an agreement with Outside Directors to limit the liability of such Outside Directors arising from any actions prescribed for in Paragraph 1 of Article 423 of the Company Law; provided that the amount of liability limited pursuant to such agreement shall be the amount set forth in applicable law.

Items regarding Company which establishes Board of Directors	Company which establishes Board of Directors

Items regarding Company which establishes Statutory Auditor	Company which establishes Statutory Auditor

Items regarding the Records of Corporate Registry	The head office moved from 2nd floor NAF Building, 8-20, Takaido-higashi 3-chome, Suginami-ku, Tokyo on March 18, 2006.
Registered: April 5, 2006

*	The underlined are the items which have already been deleted.